Exhibit 99.2

Akorn, Inc. Nasdaq: AKRX August 2013 Sterile Ophthalmic and Injectable Pharmaceuticals

Title: disclaimer Other Placeholder: This presentation includes certain forward-looking statements regarding our views with respect to our business and our expected performance for future periods. These statements are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.Actual results may differ materially from expectations due to the risks, uncertainties and other factors that affect our business and Hi-Tech Pharmacal  Co., Inc.’s business. These factors include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the failure to satisfy conditions to completion of the Merger, including receipt of regulatory approvals; changes in the business or operating prospects of Hi-Tech; our ability to obtain additional funding or financing to operate and grow our business; the effects of federal, state and other governmental regulation on our business; our ability to obtain and maintain regulatory approvals for our products; our success in developing, manufacturing, acquiring and marketing new products; the success of our strategic partnerships for the development and marketing of new products; our ability to successfully integrate acquired businesses and products; and the effects of competition from other generic pharmaceuticals and from other pharmaceutical companies.If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you see or hear during the presentation reflects Akorn, Inc.’s current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The addressable IMS/IRI market size figures  in this presentation outline the approximate aggregate size of the potential market and are not forecasts of our future sales.For more complete information about Akorn and Hi-Tech, you should read the reports filed by Akorn and Hi-Tech with the SEC. You may get these documents for free through EDGAR on the SEC website at www.sec.gov, which you may also access through our website at http://www.akorn.com and Hi-Tech’s website at http://www.hitechpharm.com.

Title: A unique combination  Anticipated transaction benefits  Creates a larger, more diversified specialty generics playerBuilds scale, breadth of products and dosage forms, enhances diversificationOver $500 million in combined company revenuesApproximately 40% accretive to non-GAAP earnings with synergies1$15-20 million annual run-rate of synergies expected within 12 months post-closeRapid pay-down of debt from strong combined cash flow  1. Pro forma for full year 2013 as if expected synergies were fully realized

Title: Key transaction terms  Purchase price  $43.50 / share or $640 million equity value1  Cash/share mix  All cash; debt financed  Funding mix  Fully-committed financing from JPMorgan Chase Bank, N.A.  Time to accretion  Immediately accretive  Closing conditions  Subject to customary closing conditions and regulatory approval  Transaction close  Expected in 1Q 2014  1As of the year-ended April 30, 2013, Hi-Tech had $100.6 million in cash and cash equivalents.

AKORN'S TRANSFORMATION

THROUGH ORGANIC GROWTH

- Bolstered management team by adding expertise and experience
- Focused on core competency in sterile manufacturing
- Modernization and expansion of our manufacturing facilities
- Invested in R&D yielding a strong pipeline of products

THROUGH STRATEGIC ACQUISITIONS

2011	Advanced Vision Research (An Akorn Company) / Thera Tears	• Expanded product portfolio and strengthened position in niche area of OTC ophthalmics
2011	Lundbeck	• Accelerated growth rate as a result of acquisition of branded injectable portfolio from Lundbeck
2012	KD Kilitch Drugs (India) Ltd.	• Increased capacity for US FDA products and expanded international presence with acquisition of injectable manufacturing assets in India
2013	Hi-Tech Pharmacal Co. Inc.	• Brings critical mass to generics business and diversifies product offering and areas of expertise with niche products

5

Title: Hi-Tech Business Segments Other Placeholder: 6  Cough/coldNutritionalCosmetic productsPainNasal  56 products in a variety of dosage forms:Oral solutions and suspensionsTopical creams and ointments Nasal sprays and oticsSterile liquid ophthalmic, inhalation productsControlled substances  TussiCaps® for cough/coldDexPak® line: Dexamethasone for treatment of dermatitis/poison ivyTropazone® Lotion and Cream for dermatitisZolpimist® for treatment of insomnia  Branded Rx  Branded OTC  Generics  % of Fiscal 2013 Revenues:  84%  8%  8%

STRATEGIC RATIONALE

Diversifies and strengthens Akorn's product portfolio	• Hi-Tech offers products in additional niche categories: topicals, otics, nasal sprays, oral liquids • The Health Care Products OTC product line provides additional breadth in the retail OTC market • Provides opportunity to private label non-sterile products

Expands niche manufacturing capabilities	• Expands manufacturing capability beyond sterile ophthalmics and injectables to non-sterile:
	  • Nasal sprays
	  • Oral liquids
	  • Topical solutions, gels, creams, ointments
	  • Unit dose cups

Brings critical mass to generics business	• Combined generics business will be a leading US generics manufacturer • Expanded portfolio will increase presence and strengthen relationships with retail customers • Adds a robust and diversified ANDA pipeline
Diversifies and boosts revenues and earnings	• Further diversifies Akorn across niche generics, branded pharmaceuticals, and OTC products • Highly synergistic transaction

7

ADDRESSABLE US MARKET   5.7X  18.7 X  Hi-Tech Manufacturing Title: Increased market opportunity  Source: IMS Health and company analysis  AKorn Manufacturing  Sterile Products:SolutionsOintmentsGelsInjectablesLiquidLyophilized  Newly addressable with Hi-Tech  Non-Sterile Products:Nasal spraysOral liquidsTopical solutions, gels, creams, ointmentsUnit dose cupsSterile Products:  Ophthalmics, ointments, gels

ENHANCED R&D CAPABILITIES AND PIPELINE

AKORN + Hi·Tech PHARMACAL Co Inc.

- Akorn has 57 filings under review at the FDA as of 6/30/13 for an estimated market value of ~$5.4bn
- Hi-Tech has a robust ANDA pipeline with:
  - 18 additional products are pending approval ($2.6bn market value) including sterile ophthalmic products, controlled substances, topicals, oral solutions and suspensions and solid dosage forms
    - Includes 4 PIV Challenges
  - Approximately 25 products in various stages of development ($3.9bn addressable market)

ANDAs on File at FDA



80
60
40
20
0
~$5.4bn
57
~$2.6bn
18
AKORN
Hi·Tech PHARMACAL
($) Total IMS market value

Source: Public company filings

9

Title: Private Label Opportunity  $500 million Estimated non-sterile OTC addressable market for private label creams, liquids, nasal sprays  With the acquisition of AVR, Akorn has established itself as a player in the private label OTC market:  Newly Accessible Mkt  Source: Market value is based on IRI retail sales data and company analysis

Summary

Title: A unique combination  Anticipated transaction benefits  Creates a larger, more diversified specialty generics playerBuilds scale, breadth of products and dosage forms, enhances diversificationOver $500 million in combined company revenuesApproximately 40% accretive to non-GAAP earnings with synergies1$15-20 million annual run-rate of synergies expected within 12 months post-closeRapid pay-down of debt from strong combined cash flow  1. Pro forma for full year 2013 as if expected synergies were fully realized